Exhibit 10.05

Confidential Treatment Requested has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an asterisk (*). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.



January 1, 2003

Mr. Mario Sbarro
President and Chairman of the Board
Sbarro, Inc.
401 Broadhollow Road
Melville, NY 11747


     Re: Distribution Agreement

     We are pleased that you have appointed VISTAR CORPORATION ("VISTAR") as the primary distributor for SBARRO, INC. ("COMPANY") of certain approved proprietary food and related products to the Sbarro-concept pizza restaurants (the "RESTAURANTS") located within the continental United States, Hawaii, Puerto Rico, and Canada (the "TERRITORY"), which are either owned and operated by the Company ("COMPANY RESTAURANTS") or by franchisees of the Company (the "FRANCHISEES"). Restaurants owned and operated by a Franchisee are referred to in this Letter Agreement as "FRANCHISE RESTAURANTS." Vistar accepts such appointment under the terms described in this Letter Agreement. The effective date of this Distribution Agreement (the "EFFECTIVE DATE")shall be the date it is executed by the Company.

                       DISTRIBUTION TO COMPANY RESTAURANTS

     As your distributor, we will distribute the Products listed on SCHEDULE 1 to the Restaurants through our distribution centers listed on SCHEDULE 2 (each, a "DISTRIBUTION CENTER"), as amended from time to time by Vistar. Vistar shall have the right to designate the Distribution Centers from which the Products are distributed to the Restaurants and, therefore, from time to time during the term of this Letter Agreement, Vistar shall have the right to add or remove Distribution Centers to or from SCHEDULE 2. We will be entitled to not less than ninety-five percent (95%) percent of the Company Restaurants' purchase requirements for the Products (on an aggregate dollar basis, among all Company Restaurants) and, as a condition of offering the pricing provided under this Letter Agreement to each Franchisee, we will be entitled to not less than ninety-five percent (95%) of such individual Franchisee's Franchise Restaurants' purchase requirements for the Products (on an aggregate dollar basis, among all of such individual Franchisee's Franchise Restaurants). The ninety-five percent (95%) purchase requirement set forth above for the Company Restaurants and the Franchise Restaurants is referred to, in each case, as the "Minimum Purchase Requirement." The following shall be excluded from the Minimum Purchase
Requirement: (i) purchases of produce; (ii) purchases of fresh bread; (iii) purchases of fluid dairy products; and (iv) purchases made by any Restaurant from sources other than Vistar because of such Restaurant's inability to satisfy the Minimum Delivery Size, as defined below. We will service any new Restaurants (subject to our credit approval of new Franchised Restaurants) located within the Territory that are made subject to the terms of this Letter Agreement after the Effective Date, at the margins or mark-ups provided in this Letter Agreement. Vistar will provide each Restaurant within the 48-contiguous states with a minimum of * scheduled delivery per week, irrespective of whether such delivery equals or exceeds the Minimum Delivery Size (defined below), provided that such Restaurant satisfies the Minimum Purchase Requirement set forth above. Vistar will provide more that * scheduled delivery per week for each Restaurant within the 48-contiguous states, provided that for each subsequent scheduled delivery after the * scheduled delivery for that Restaurant that week, such delivery (on a dollar basis) to such Restaurant that does not equal or exceed $* (the "Minimum Delivery Size"), will be subject to a delivery surcharge of $*. Notwithstanding the foregoing, Vistar will provide to each Restaurant located within the New York City metropolitan area more than * scheduled delivery per week irrespective of whether such additional deliveries equal or exceed the Minimum Delivery Size, provided that such Restaurant undertakes commercially reasonable efforts to balance or consolidate orders, so that the delivery size (on a dollar basis) is as large as possible for such Restaurant and provided further that such Restaurant satisfies the Minimum Purchase Requirement set forth above.

     Nothing contained in this Letter Agreement shall be construed as a representation or warranty by Company that any Franchise Restaurant will satisfy the Minimum Purchase Requirement; and Company disclaims any duty to require that any Franchise Restaurant purchase all or any Products from Vistar.

                                    INVENTORY

     In order to supply your Restaurants' needs, Vistar will maintain in its inventory of the Products the following "Proprietary Products": (i) Products that contain your proprietary trademarks, service marks, logos and labels, and
(ii) special order Products that are purchased by Vistar at your request. We will maintain an inventory of the Products in quantities necessary to provide the Restaurants with an adequate supply of the Products based upon initial usage projections provided by you and based upon future historical usage of the Products by the Restaurants. To the extent that we are not able to sell our inventory of the Proprietary Products to the Restaurants because of Product discontinuation or unused promotional or seasonal items, you agree to purchase all remaining inventory of such Proprietary Products at our Cost (as defined in Schedule 1), plus a * mark-up, F.O.B. our Distribution Centers. If such an event occurs, you agree to purchase or cause to be purchased all perishable Proprietary Products within fifteen (15) days after notice from us or by the expiration date of the Proprietary Products, whichever is earlier, and all nonperishable Proprietary Products within thirty (30) days after notice from us.

     In addition, Vistar will, subject to the supplier insurance requirements set forth below, procure Products (whether they are Proprietary Products or not) from any supplier that the Company has designated and with which the Company has entered into an agreement respecting the guaranteed supplier purchase price at which Vistar may purchase such Products for re-sale to the Restaurants. Products governed by such supplier agreements with suppliers that comply with the insurance and other requirements set forth in the following "Suppliers" section are referred to in this Letter Agreement as "CONTRACTED PRODUCTS."

     As soon as reasonably feasible following the Effective Date, but in no event later than February 15, 2003, we agree to stock all of the Products that you, immediately prior to the Effective Date, required for distribution to the Restaurants, except for those Products that you have agreed, following discussion with us and review of potential price savings, may be substituted with alternative Products that we have demonstrated provide better value to the Restaurants.

                                    SUPPLIERS

     We will purchase the Proprietary Products and Contracted Products distributed to the Restaurants under this Letter Agreement on our own account, from the suppliers selected by you, and, in the case of Proprietary Products, pursuant to terms and conditions as are agreed upon between us and such suppliers, or, in the case of Contracted Products, except as otherwise provided below, the terms and conditions set forth in the applicable supplier agreement. We will notify you of suppliers of any non-Proprietary Products or non-Contracted Products and of the pricing terms applicable to such Products that we obtain from such suppliers for resale to the Restaurants. If Company objects to any supplier of non-Proprietary Products or non-Contracted Products, it may enter into supplier agreements with other suppliers of such Products or equivalent Products and, thereafter, following reasonable notification to Vistar and subject to the requirements set forth below for supplier agreements, Vistar shall distribute the substituted Contracted Products and shall no longer procure Products for distribution to the Restaurants from the supplier that Company objected to. It is our policy that all suppliers provide indemnity agreements and insurance coverage for products we purchase from them. In order to protect us when we stock a Proprietary Product or a Contracted Product, you will use commercially reasonable efforts to ensure that the supplier of such Proprietary Product or Contracted Product will provide indemnity agreements and insurance coverage reasonably acceptable to us. We agree that we will use commercially reasonable efforts to provide you with insurance coverages reasonably acceptable to you from suppliers that we utilize for Products that are not Proprietary Products nor Contracted Products. Commercially reasonable efforts shall include requesting of the supplier, in writing, indemnity agreements and evidence of insurance, as applicable, and following-up with a telephone request to the supplier. If we do not receive evidence of the required insurance coverage, we will have no obligation to purchase any Products from such supplier.

     Following our receipt of satisfactory evidence of the terms and conditions that Company has entered into with suppliers of Contracted Products, we will abide by the terms of such supplier agreements to the extent that volume purchase requirements are consistent with the Restaurants' historical or reasonably forecasted usage of the Products and payment terms are not more stringent than those offered to Vistar from the same supplier or suppliers of similar Products for similar volume purchases. Company will discuss with Vistar, prior to implementation, any changes in its supplier agreements, which shall be subject to the prior approval of Vistar, which approval shall not be unreasonably withheld. *

     Vistar understands that obtaining the lowest possible prices from suppliers for the resale of Products to the Restaurants is imperative and that, with respect to those Products listed in Schedule 3A, Company considers the purchase of such Products in truckload quantities to be mandatory, and, with respect to those Products listed in Schedule 3B, that Company requests Vistar to use its best efforts to purchase such Products in truckload quantities. By April 15, 2003, Vistar and Company shall review inbound freight pricing charged in connection with the Products listed on Schedules 3A and 3B and, in the event that Company is not satisfied, in its sole reasonable discretion, with the overall economics of Vistar's inbound freight pricing with respect to such Products, Vistar and Company shall promptly, and in good faith, negotiate a commercially reasonable and mutually acceptable resolution to Company's concerns about such inbound freight pricing.

                                   PROMOTIONS

     In order to allow us to maintain service levels to the Restaurants, you will provide us with at least forty-five (45) days prior written notice of any and all promotions that you are going to run. Your written notice shall include estimated usage for the Products to be promoted. Special pricing considerations from the manufacturer or supplier must be documented on the letterhead of the manufacturer or supplier. Additionally, final disposition instructions for Products remaining after completion of a designated promotion shall accompany all information. The sale of promotional Products is final and promotional Products may not be returned to us.

                                PRICE AND PAYMENT

     We will sell the Products to the Restaurants at the prices described in the Pricing Schedule attached as SCHEDULE 1 to this Letter Agreement. All payments for the Products sold to Company Restaurants will be due * days from invoice date via ACH transfer. Notwithstanding the foregoing, Vistar recognizes and agrees that Company's practice is to pay invoices * for prior weeks' deliveries to Company Restaurants and, as long as such practice continues, Company shall be deemed to be "current" in its payment obligations if the average number of days outstanding for invoices delivered to Company is * days. Vistar will provide to Company, electronic invoicing and credits in connection with Products delivered to Company Restaurants on a regular, agreed upon schedule. Vistar will coordinate this electronic data transfer with Company's information systems department, in a format acceptable to Company. We will offer similar payment terms to Franchisees, provided that they are determined to satisfy Vistar's standard credit criteria, as determined by Vistar's credit department. Vistar may refuse service, or condition its services to Franchisees that do not satisfy Vistar's standard credit criteria upon more stringent payment and credit terms, including, without limitation, cash in advance, cash on delivery, letters of credit, or third party guaranties. The Company and each Franchisee will be required to complete our standard credit application. No deductions or set offs from payments due to Vistar may be made by any Restaurant without our prior authorization, other than for defective Products or shorted orders, as acknowledged at delivery by the Restaurant manager and Vistar's delivery driver and evidenced by notations upon the hard copy invoice that will accompany each order. Vistar will promptly issue credits for rightfully returned or rejected Products. If you fail to pay any amounts owed by you to us, you agree to pay our costs of collection, including reasonable attorney's fees. If you fail to make any payment when due, we will have the right to immediately revoke payment terms, place the account on credit hold and declare the entire unpaid balance of the Company Restaurants' accounts immediately due and payable. If any Franchisee fails to pay any amounts owed by it in connection with its Franchise Restaurants, we will have the right to immediately revoke payment terms, place such Franchisee's accounts on credit hold and declare the entire unpaid balance of its accounts immediately due and payable. In addition, such Franchisee shall be responsible for paying our costs of collection of past due amounts owed by that Franchisee, including reasonable attorney's fees.

*

                              TERM AND TERMINATION

     The term of this Letter Agreement will start on the Effective Date and shall continue thereafter for a period of five (5) years, unless sooner terminated as set forth below. The term of this Letter Agreement may be extended beyond the initial five year term upon the mutual written agreement of Vistar and Company. Vistar will have the right to terminate this Letter Agreement if you fail to make payment of any amounts due and payable by you, and such failure continues for ten (10) days after the date of our written notice to you. Either party will have the right to terminate this Letter Agreement: (i) if the other party breaches or defaults under any of the terms, obligations or representations of this Letter Agreement (except for late payment by the Company which is addressed above), and such default is not cured within 30 days after written notice from the other party, (ii) in the event the other party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or in the event a receiver is appointed or any proceeding is demanded by, for or against the other party under any provision of the Federal Bankruptcy Act or any amendment of such Act; (iii) if the financial condition of the other party materially deteriorates; or (iv) a change in control of the other party, where "change in control" means the transfer of all or substantially all of the assets of the entity in question, or a "person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act of 1934, as amended) has become the beneficial owner, directly or indirectly of fifteen percent (15%) or more of the then outstanding voting shares of such party, provided that such "person" or "group" was not, directly or indirectly, a beneficial owner of at least such amount of such voting shares as of the Effective Date; provided, however that any transfer of ownership interest among members of the Sbarro family shall not be considered a "change in control."

     In addition, Company shall have the right to terminate this Agreement, if it reasonably determines that Vistar has materially failed to maintain satisfactory service levels (subject to the provisions of the Unforeseen Events section, below) or has materially failed to maintain competitive pricing for Products it delivers to the Restaurants. In such event, Company shall provide written notice to an officer of Vistar describing, in reasonable detail, such service deficiencies and/or pricing issues and Vistar shall, within fourteen
(14) days of its receipt of such notice, provide a written response that outlines its planned corrective action. If Vistar fails, within thirty (30) days of the date of its written response, to correct the service deficiencies or satisfactorily address the pricing issues, Company shall be entitled to terminate this Agreement upon notice to Vistar, provided that such termination shall not be effective prior to the expiration of one hundred eighty (180) days from the date of termination notice. Company shall be entitled to purchase Products from other distributors, commencing ninety (90) days following the date of the termination notice.

     Commencing six months prior to the 3rd anniversary of the Effective Date, Company and Vistar shall meet to review the terms, pricing and provisions of this Letter Agreement. In the event that the parties are unable to agree upon amendments to terms, pricing, and other provisions of this Letter Agreement by the 3rd anniversary of the Effective Date, Vistar may terminate this Letter Agreement with written notice to Company, provided that such termination shall not be effective until one hundred eighty (180) days from the 3rd anniversary of the Effective Date. If Vistar fails to exercise its termination rights outlined in this paragraph, the existing terms and conditions of this Letter Agreement shall remain in full force and effect until the 5th anniversary of the Effective Date, unless this Letter Agreement is otherwise earlier terminated in accordance with the other provisions of this Letter Agreement.

     Upon termination of this Letter Agreement, for any reason, you agree to purchase from us, at Cost (including freight costs) as defined in the Pricing Schedule, all of our inventory of the Proprietary Products and any labeling and packaging materials used in connection with the Proprietary Products. You agree to purchase all perishable Proprietary Products within fifteen (15) days after the effective date of termination of this Letter Agreement or by the expiration date of the Proprietary Product, whichever is earlier, and all nonperishable Proprietary Products within thirty (30) days after the effective date of termination of this Letter Agreement.


                                 INDEMNIFICATION

     Vistar will indemnify, defend and hold Company, Franchisees, and their respective officers and employees harmless from and against any and all claims, liabilities, damages and costs (including reasonable attorneys' fees) made or incurred by any of them, resulting from any breach by us of this Agreement or from our negligence or from trademark infringement or other intellectual property claims that may arise from our distribution of Products to the Restaurants or from the Restaurants' sale of such Products (provided that the Restaurants do not further alter or amend the trademarked or trade dress materials, as delivered by Vistar), except for such claims that may result from Vistar's use of trademarks, logos, and trade dress materials in connection with Proprietary Products or distribution of Proprietary Products in accordance with the express instructions of Company. Company will indemnify, defend and hold Vistar and its officers and employees harmless from and against any and all claims, liabilities, damages and costs (including reasonable attorneys' fees and disbursements) made or incurred by any of them resulting from any breach by you of this Agreement or from your negligence.

                                    INSURANCE

     During the term of this Letter Agreement, and for a period of one (1) year thereafter, Vistar and Company each agree to maintain commercial general liability insurance, products liability, and automobile liability insurance, with coverage on an "occurrence" basis (that is, coverage provided for causes of action accruing during coverage period), providing for combined single limit bodily injury/property damage liability of not less than *. In addition, Vistar and Company also agree to maintain umbrella insurance coverage (follow form) in an amount of not less than *. Both Vistar and Company agree to deliver, upon the request of the other party, certificates of insurance evidencing the existence of such insurance coverages, naming the other party as an additional insured with respect to such coverages, and containing a provision that the coverages afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days' prior written notice has been given to the other party.

                               FINANCIAL REPORTING

     During the term of this Letter Agreement, Company shall provide to Vistar quarterly (within forty-five (45) days following each fiscal quarter) and annual (within ninety (90) days following each fiscal year)financial reports consisting of its income statement, balance sheet, and statement of cash flow and such other information as Vistar may reasonably require to enable it to ascertain Company's or such Franchisee's, as the case may be, ability to timely perform its obligations hereunder. During the term of this Letter Agreement, Vistar shall provide to Company quarterly (within forty-five (45) days following each fiscal quarter) and annual (within ninety (90) days following each fiscal year) financial reports consisting of its income statement, balance sheet, and statement of cash flow and such other information as Company may reasonably require to enable it to ascertain Vistar's ability to timely perform its obligations hereunder. Notwithstanding the foregoing, if Company or Vistar is or becomes publicly traded or otherwise files with the SEC, such periodic financial reports shall be satisfied by the 10-K and 10-Q reports filed by such entity with the SEC. Vistar shall be entitled to require each Franchisee to provide its financial reports consistent with the requirements of this section.

                               VERIFICATION RIGHTS

     Company will be allowed to conduct verifications of the Sell Price charged for purchases of Products made under this Agreement on an annual basis and upon twenty (20) days written notice to Vistar. Upon receipt of such written notice, Vistar will allow Company to review, at Vistar's Centennial, Colorado location, computer generated printouts of Vistar's Cost for the Products identified by Company to be price verified; however, the total number of individual Products for price verifications in any one year shall not exceed *. Vistar will be entitled to conduct annual reviews of records of all Company Restaurants and of each Franchise Restaurant upon not less than twenty (20) days prior written notice to Company (with respect to records of Company Restaurants) or the affected Franchisee (with respect to records of Franchise Restaurants) to the extent required to verify compliance with the Minimum Purchase Requirements of this Letter Agreement.


                                UNFORESEEN EVENTS

     We will not be responsible or liable for our failure to sell and/or deliver, and you will not be responsible or liable for your failure to purchase and accept, the Products, if such failure is due to such things as strike, earthquake, flood, embargo, war, interruption or other acts of God or government (including laws, regulations and restrictions of all kinds) causing a delay in transportation or shortage of products or materials or any other causes or contingencies (other than lack of funds) beyond the reasonable control of Vistar or Company that interfere with such party's ability to perform its obligations under this Letter Agreement (each, a "FORCE MAJEURE EVENT"). Upon the occurrence of a Force Majeure Event with respect to one or more Distribution Centers, Vistar will undertake reasonable efforts to provide service to the Restaurants from an adjacent or other Distribution Centers. If Vistar fails or is unable to provide sufficient service from its other Distribution Centers, Company, with respect to its affected Company Restaurants, and affected Franchisees, with respect to their Franchise Restaurants shall be entitled to obtain Products from other distributors for the duration of the Force Majeure Event. If the Force Majeure Event continues and Vistar is consequently unable to provide sufficient service under the terms of this Agreement for a period of ninety (90) days or longer, Company shall be entitled to terminate this Letter Agreement.

                       DESIGNATED CONTACT REPRESENTATIVES

     Each party shall designate to the other an officer, employee, or other authorized representative of that party that the other party may contact throughout the term of this Letter Agreement for each of the following issues:
(1) to discuss and resolve issues related to information technology concerns,
(2) reporting issues, and (3) accounts payable issues.

                                      OTHER

     Other than any credit applications of any Franchisee (with respect to distribution services to be provided under this Letter Agreement to such Franchisee), this Letter Agreement and the attached Schedules contain the entire agreement by Vistar and Company regarding the distribution of Products by Vistar, and supersede all prior written or oral agreements regarding such distribution of Products. In addition, this Letter Agreement will be governed by the laws of New York.

     If you are in agreement with the terms and conditions set forth in this Letter Agreement, please indicate your approval in the space set forth below and return it to my attention. We are looking forward to a mutually beneficial business relationship with you.

                                   Sincerely,


                                   /s/ George Holm
                                   -------------------------------------
                                   George Holm
                                   President/CEO Vistar Corporation



Agreed to and accepted this 3rd day of January, 2003.

SBARRO, INC.


By:  /s/ Joseph Sbarro
     -------------------------------
     Joseph Sbarro
Its: Executive Vice President
     -------------------------------

                                   SCHEDULE 1
                                   ----------

                                 PRICE SCHEDULE
                                 --------------

COMPANY NAME:     Sbarro, Inc.
                  --------------------------------------
ADDRESS:          401 Broadhollow Road
                  --------------------------------------
                  Melville, NY 11747
                  --------------------------------------

                  --------------------------------------

1. PRODUCTS/SELL PRICE. The products that are governed by the terms of the Letter Agreement consist of all products that the Company requires for its Restaurants immediately prior to the Effective Date, other than fountain products or soft drinks, and such other products as Company may designate upon written notice to Vistar (collectively, the "PRODUCTS"). The price at which a Product is sold to the Restaurants located within the forty-eight contiguous states by Vistar (the "SELL PRICE"), will, for each Product that is not within the cheese category, be determined by dividing the "Cost" (or, in the case of a Contracted Product, by the "Contracted Cost") of the product by 100% minus the below-listed percentage margin and adding the resulting amount to the "Cost" or the "Contracted Cost" as appropriate. The Sell Price for Products within the cheese category shall be determined by adding the "Cost," or, if the cheese Product is a Contracted Product, the "Contracted Cost" plus the fee per pound set forth below:

--------------------------------------------------------------------------------
         PRODUCT CATEGORY                                   MARGIN/FEE PER POUND
--------------------------------------------------------------------------------
*                                                     *
--------------------------------------------------------------------------------
*                                                     *
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Sell Price for Products sold to Restaurants located outside of the forty-eight contiguous states shall equal the amount calculated in accordance with the above with respect to Products delivered to Restaurants within the forty-eight contiguous states, plus all freight charges, tariffs, filing charges, and any other additional costs associated with shipments outside of the forty-eight contiguous states.

     In the event that the parties agree that fountain products and soft drinks shall be distributed by Vistar, the pricing therefor shall be as mutually agreed by and between the parties.

2. COST/CONTRACTED COST. The "COST" of a Product is the sum of (a) the cost of the Product as shown on the last invoice for the Product issued by the supplier and received by Vistar prior to Vistar's calculation plus (b) the applicable freight charges related to shipping the Product from the supplier to each of Vistar's Distribution Centers, if the amount in clause (a) does not include the freight cost of delivering the product from the supplier to Vistar (a "NON-DELIVERED PRICE"), plus (c) charges for transfers between Vistar Distribution Centers made solely and exclusively to reduce inbound freight costs with respect to the Products transferred. The "CONTRACTED COST" of a Contracted Product is the sum of (x) the guaranteed price at which the supplier of the Contracted Product has agreed to sell the Contracted Product to Vistar for resale to the Restaurants, plus (y) applicable freight charges if the amount in clause (x) is a Non-Delivered Price, plus (z) charges for transfers between Vistar Distribution Centers made solely and exclusively to reduce inbound freight costs with respect to the Products transferred. Neither Cost nor Contracted Cost will be reduced by discounts for cash or prompt payment available to Vistar, nor by any other discounts or allowances not identified on the vendor's invoice, breakage allowances or backhaul revenue. Fuel or other transportation surcharges will increase the Cost and the Contracted Cost. Applicable freight means a reasonable freight charge for delivering Products from suppliers to Vistar. Applicable freight charges may include common or contract carrier charges by the Product suppliers. Applicable freight for any Product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service.

3. EARNED INCOME. Vistar performs value-added services for suppliers, over and above procurement activities typically provided to suppliers. These value-added services include regional and national marketing, freight management, consolidated warehousing, quality assurance and performance based product marketing. Vistar may recover the costs of providing these services and Vistar may also be compensated for these services. Vistar considers this compensation to be earned income. Receipt of such cost recovery or earned income by Vistar does not reduce the Cost of a Product.

*

4. SPLIT CASES. The shipment of and pricing for all partial case shipments (also known as "splits") shall be subject to the mutual agreement of Company (in the case of shipments to Company Restaurants) or the affected Franchisee (in the case of shipments to Franchise Restaurants).

5. DIESEL FUEL SURCHARGE. The diesel fuel price upon which your contract is based shall be based upon the National average price of diesel fuel as indicated by the US Department of Energy Fuel Index, at the effective date of the contract. For every $*/gallon increase (decrease), it is estimated that the impact on operating expenses is $*/case.

Adjustments to the distribution charges will be allowed and calculated in the following manner:

When the price of diesel fuel has increased (decreased) by $*/gallon over (under) the contract base, as listed above, a fuel surcharge (credit) of $*/case (-$*/case) can be added (deducted) to (from) each Designated Restaurant invoice.

Any additional increase (decrease) in diesel fuel price of $*/gallon can trigger another $*/case increase (decrease) in the surcharge (credit).

Once a surcharge (credit) is implemented, fuel pricing will be monitored by Vistar, and, as prices rise (fall) in $*/gallon increments, the adjustment is increased (decreased) by $*/case.

The surcharge (credit) will be listed as a separate line item on the restaurant invoice. For example, on a 100 case delivery, the surcharge (credit) amount will be $* (-$*).


7. PRICE ORDER GUIDES. Vistar will provide monthly price order guides to the Restaurants to facilitate product order placement. Vistar will provide one copy of each price order guide to each

Restaurant. All price order guides will contain a product description and will identify product brands, pack and case size, quality and grade (if applicable), item code number, line item number and price. Commodity items such as protein, dairy, cheese, produce, etc. will be priced weekly unless such Products are Contracted Products. Prior to distribution of price order guides reflecting any changes in pricing, Vistar shall provide notification to Company of such changes. Vistar agrees prior to implementing any change in Sell Price that is caused by an increase in the supplier's cost, it shall provide notice of such increase to Company as soon as is reasonably practicable and such increase in Sell Price attributable to such factor will not become effective until the effective date of the supplier's increase. As provided in the "Supplier" section of the Letter Agreement, Company shall be entitled to negotiate with the same or other suppliers of the affected Product or an equivalent Product to obtain a Contracted Cost for such Product or equivalent Product, and, following such occurrence, as provided in the Supplier section, Vistar shall distribute the substituted Contract Product in lieu of the affected Product.


8. CONFIDENTIALITY. Any proprietary information supplied by either party to the other party (whether set forth in writing, on any data base or in any other medium), including, but not limited to information on customer and supplier identity or any other customer or supplier information, purchasing volumes and history, pricing, purchasing specifications, and product market results (the "Confidential Information"), is and shall remain confidential and proprietary information of the disclosing party, and valuable trade secrets owned solely by the disclosing party. The recipient party of any Confidential Information shall not disclose any such Confidential Information to any third person or entity without the prior written consent of the disclosing party in every instance, and shall not use any such Confidential Information, nor permit any such Confidential Information to be used, for any reason other than to fulfill the terms of this Agreement; provided, however, that either party and its respective successors and assigns may (i) disclose any Confidential Information to the extent compelled by law, regulation, rule, subpoena or other process of law and
(ii) provide copies of this Agreement, any modifications thereto, any invoices and any information relating to historical payments or payments due or to become due hereunder to its auditors and legal counsel, and to present and potential financing sources and rating agencies (and their respective auditors and legal counsel). The parties' obligations under this paragraph shall not apply to any of the Confidential Information delivered or made available to them by the other party that the recipient of the Confidential Information can reasonably establish (a) was known to the recipient party at the time the Confidential Information was disclosed or made available to the recipient party; (b) was known to the public at the time the Confidential Information was disclosed or made available to the recipient party; (c) becomes known to the public after the date that the Confidential Information was disclosed or made available to the recipient party through no fault or breach of this paragraph by the recipient party; or (d) is given to or made available to the recipient party by a third party who has a lawful right to disclose the Confidential Information to the recipient party.

                                   SCHEDULE 2
                                   ----------


                           VISTAR DISTRIBUTION CENTERS
                           ---------------------------

                                  Hartford, CT

                                Philadelphia, PA

                                   Atlanta, GA

                                   Orlando, FL

                                 Springfield, MO

                                Indianapolis, IN

                                    Rice, MN

                                   Dallas, TX

                                   Denver, CO

                                    Tempe, AZ

                                  Portland, OR

                                  Livermore, CA

                                   Anaheim, CA

                                   SCHEDULE 3A
                                   -----------

                          "MANDATORY" TRUCKLOAD PRICING

SUPPLIER                                             PRODUCT


                                                 *

                                   SCHEDULE 3B
                                   -----------

                        "BEST EFFORTS" TRUCKLOAD PRICING

SUPPLIER                            PRODUCT

*                                   *